                                                                     EXHIBIT 12

                               EXXON CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Millions of dollars)

                                           Year Ended December 31,
                                    ------------------------------------------
                                     1998     1997     1996     1995     1994
                                    -------  -------  -------  -------  ------
Income before cumulative effect of
 accounting changes................ $ 6,440  $ 8,460  $ 7,510  $ 6,470  $5,100
Excess/(shortfall) of dividends
 over earnings of affiliates owned
 less than 50% accounted for by the
 equity method.....................      14       35       33       25     (20)
Provision for income taxes(1)......   3,026    4,777    4,893    4,428   3,025
Capitalized interest...............    (326)    (347)    (389)    (418)   (306)
Minority interests in earnings of
 consolidated subsidiaries.........     181      403      382      299     231
                                    -------  -------  -------  -------  ------
                                      9,335   13,328   12,429   10,804   8,030
                                    -------  -------  -------  -------  ------
Fixed Charges:(1)
 Interest expense--borrowings......     190      298      359      478     530
 Capitalized interest..............     490      494      520      533     405
 Rental expense representative of
  interest factor..................     482      469      447      416     401
 Dividends on preferred stock......       6        5        3        3       3
                                    -------  -------  -------  -------  ------
                                      1,168    1,266    1,329    1,430   1,339
                                    -------  -------  -------  -------  ------
Total adjusted earnings available
 for payment of fixed charges...... $10,503  $14,594  $13,758  $12,234  $9,369
                                    =======  =======  =======  =======  ======
Number of times fixed charges are
 earned(2).........................     9.0     11.5     10.4      8.6     7.0

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Note:
(1) The provision for income taxes and the fixed charges include Exxon Corporation's share of 50% owned companies and majority owned subsidiaries that are not consolidated.
(2) The 1998 ratio of earnings to fixed charges reflects the de-consolidation of majority owned power companies in Hong Kong and China. Refer to the relevant portions of Note 8 on page F17 of the accompanying financial section of the 1998 Annual Report to shareholders for additional information.

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